Exhibit 99.1

FOR IMMEDIATE RELEASE:
Hank Pennington
Director of Investor Relations
(770) 657-6246

Superior Essex Completes Belden Asset Acquisition

ATLANTA, GA, June 1, 2004 – Superior Essex Inc. (OTCB: SESX) announced today it has completed its acquisition of selected assets of Belden Inc.’s (NYSE: BWC) North American communications wire and cable business.

“We are extremely pleased with the timely completion of this transaction, which should allow for an efficient rationalization of industry capacity in this key market segment,” noted Stephen M. Carter, Chief Executive Officer of Superior Essex.  “We have been diligently preparing for the expected increase in volume and will work hard to achieve a smooth transition for our customers.”

The total purchase price includes approximately $85 million for selected inventory, machinery and equipment, and up to $10 million to be paid nine months after closing contingent on a successful transition of customers to Superior Essex.  The purchase price is subject to adjustment based on the value of inventory at closing.

The acquisition excludes, among other things, Belden’s communications wire and cable operations in the United Kingdom, the real estate located at Belden’s Phoenix, Arizona and Fort Mill, South Carolina facilities, and accounts receivable.  Except for obligations under customer contracts, Superior Essex will not assume any liabilities, including any employee related obligations or any liabilities related to Belden plant shutdown costs.

About Superior Essex

Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company’s web site at www.superioressex.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China, fluctuations in the supply and pricing of copper and other principle raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to successfully complete and integrate our acquisition of assets from Belden and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003.